EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CARDIAC SCIENCE REPORTS FOURTH QUARTER
AND FULL YEAR 2006 RESULTS
Fourth Quarter Revenue up 9% on 41% Defibrillation Increase
Full Year Generates Solid Revenue Growth and Significant Cash Flow
BOTHELL, WA, FEBRUARY 27, 2007—Cardiac Science Corporation (Nasdaq: CSCX), a global leader in external cardiac monitoring and defibrillation products, today announced financial results for the fourth quarter and full year ended December 31, 2006.
Revenue for the fourth quarter increased 9% to $39.0 million from revenue for the fourth quarter of 2005 of $35.9 million. The growth reflected a 41% increase in defibrillation sales, partially offset by an 11% decline in cardiac monitoring revenue. Domestic AED sales rose 50% from the prior year’s fourth quarter and international AED sales increased 31%, despite a temporary decline in sales in Japan due to the transition to a recently-introduced AED product. The Company reported a net loss of $35,000, or $0.00 per share, in the fourth quarter of 2006, compared with a net loss of $2.5 million, or $0.11 per share, in the fourth quarter of 2005.
“Revenue growth in the fourth quarter was driven by strong sales of our defibrillation products, resulting from increasing adoption of AEDs in commercial and public venues in the U.S. and overseas,” said John Hinson, president and chief executive officer.
For the full year 2006, revenue totaled $155.4 million, an increase of 46% compared with revenue reported on a GAAP basis for 2005 of $106.7 million. Revenue was up approximately 10% compared with pro forma 2005 revenue, giving full effect to the results of the two predecessor companies, Quinton Cardiology Systems, Inc. (Quinton) and Cardiac Science, Inc. (CSI), as if the merger of the two had been completed on January 1, 2005. The Company reported net income of $49,000, or $0.00 per share, for 2006, compared with a net loss of $1.2 million, or $(0.08) per share, in 2005, as reported on a GAAP basis.
Commenting on the year just completed, Mr. Hinson stated, “We clearly made progress in 2006, integrating our operations post-merger, growing our AED operations, introducing new products with improved functionality, increasing revenue overseas, decreasing our cost structure and strengthening our intellectual property portfolio. While we encountered several challenges during the past year, we significantly improved year over year results, with Adjusted EBITDA increasing to $8.2 million for 2006 from negative $9.0 million for 2005, on a pro forma basis, an improvement of over $17 million.”

Fourth Quarter Results
Fourth quarter 2006 revenue of $39.0 million increased 9% from the $35.9 million in revenue reported in the fourth quarter of 2005. Fourth quarter gross margin was 46.7%. The fourth quarter gross margin was below the 47.4% margin achieved in the third quarter of 2006, primarily due to a trade-in promotion offered to customers with the introduction of our new Powerheart® G-3 Plus AED during the quarter. Gross margin was also negatively impacted by changes in the mix of cardiac monitoring products and by a decline in service revenue in our AED business. The Company believes that the decline in gross margin from quarter to quarter is within the range of normal fluctuations in gross margins that investors should expect.
Operating expense in the fourth quarter of 2006 was $19.1 million, compared with $18.6 million in the fourth quarter of the prior year. Included in this was $625,000 in litigation related expense, primarily related to a patent infringement lawsuit with Philips Medical Systems and two other cases relating to the business of the former CSI. All three of these cases are currently scheduled to go to trial in the second quarter of 2007. The Company expects that litigation expenses should decline significantly once these cases are resolved.
The Company reported a net loss of $35,000 for the fourth quarter of 2006, which included a tax benefit of $614,000 that was mostly due to increased research and development tax credits resulting from the reinstatement of these credits by Congress prior to year end.
The Company used $137,000 in cash for operating activities during the quarter, primarily due to an increase in working capital relating to significant sales near quarter end. Cash at the end of the year totaled $10.4 million and there was no outstanding long-term debt.
Fiscal 2006 Results
For 2006, the Company generated revenue of $155.4 million, compared with $106.7 million in reported revenue for 2005, an increase of 46%. Fiscal year 2006 revenue increased by approximately 10% over pro forma revenue for 2005, which would have been $141.9 million had Quinton and CSI been combined during that period. Comparing current year revenue to prior year pro forma combined revenue, 2006 defibrillation revenue was up 32%, cardiac monitoring revenue was down 4% and service revenue increased 1%.
Gross margin for 2006 was 47.1% compared with 43.9% for the comparable period a year ago. The Company posted net income of $49,000, or $0.00 per share, in 2006. This compares with a net loss of $1.2 million, or $(0.08) per share, in 2005. Net income for 2006 included a tax benefit of $615,000, mostly due to the previously mentioned research and development credits.

The Company generated $8.6 million in cash from operations in 2006, despite $3.9 million in litigation expenses. This compares to a use of cash of $850,000 in 2005.
Outlook
“This year we will focus our efforts on several key areas that we believe will increase shareholder value,” said Mr. Hinson. “These include continuing our worldwide double-digit AED growth, reinvigorating our cardiac monitoring sales based on a restructured U.S. organization, increasing service revenue and profitability, and releasing our hospital “crash cart” defibrillator. We believe that we are poised for a very successful 2007.”
The Company continues to expect revenue growth for 2007 to be approximately 10%, with double-digit growth in defibrillation revenues and more modest growth in cardiac monitoring and service revenues.
For 2007, gross margin is expected to be in a range between 46% and 48%, depending on several factors, including product pricing, the mix of sales through our different distribution channels, and the timing of the impact of planned productivity increases and cost reductions.
While operating expenses may fluctuate from quarter to quarter, we continue to expect operating expenses, excluding litigation, to grow over the course of the year at about one-half of the rate of our revenue growth.
The company expects reported net income, inclusive of an income tax rate of 37%, to be in a range between $3 and $4 million, or between $0.13 and $0.17 per share. Adjusted EBITDA is expected to be in a range between 7% and 9% of revenue.
“Given the momentum we are currently seeing in AED sales and the inability of one of our largest competitors to ship product domestically, we see upside opportunity in defibrillation sales,” said Mike Matysik, chief financial officer. “Despite the recent contraction in our cardiac monitoring business, we expect to see some growth in 2007. Our optimism is based on a new strategy which enables cross-channel sales of all of our Quinton and Burdick products within our domestic distribution network. We still have some uncertainty with respect to litigation, which creates some profitability risk. However, we expect growth in revenue and increasing profit and cash flow over the course of the year” Matysik concluded.
Non-GAAP and Pro Forma Financial Information

This news release contains a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure defined as earnings before net interest, income taxes, depreciation, amortization, stock-based compensation and merger related expenses. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. Adjusted EBITDA is an integral part of the internal management reporting and planning process and is the primary measure used by management to evaluate the operating performance of the Company’s operations. The components of Adjusted EBITDA include the key revenue and expense items for which operating managers are responsible and upon which their performance is evaluated. The Company also uses Adjusted EBITDA for planning purposes and in presentations to its board of directors. Reconciliations of net income, the most comparable GAAP measure, to Adjusted EBITDA are contained in this press release.
In addition, the Company believes that comparisons of the full year 2006 results with 2005 may not be meaningful because results for the fiscal 2005 include the performance of Quinton for the full period, but include the results of CSI for only the four-month period after the merger date of September 1, 2005. Accordingly, the Company believes that pro forma results, giving effect to the combination of Quinton and CSI as if the two companies had been combined for the full period in 2005, may be helpful to investors’ comparison of the Company’s 2006 results. Summaries of pro forma results, as determined in accordance with GAAP, and reconciliations of those GAAP pro forma results to Adjusted EBITDA are also contained in this press release.
Conference Call Information
Cardiac Science has scheduled a conference call for 4:30 p.m. Eastern Standard Time today to discuss the Company’s financial results for the fourth quarter. The call will be hosted by John Hinson, chief executive officer, and Mike Matysik, chief financial officer.
To access the conference call, please dial (800) 218-8862. International participants can call (303) 262-2130. The call will also be webcast live on the web at www.cardiacscience.com. An audio replay of the call will be available for 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11082862#. An audio archive will be available at www.cardiacscience.com for one month following the call.
About Cardiac Science Corporation
Cardiac Science is truly at the heart of saving lives. The Company develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including AEDs, electrocardiographs, stress test systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, patient monitor – defibrillators and cardiology data management systems. Cardiac Science also sells a variety of related products and consumables, and provides a comprehensive portfolio of training, maintenance and support services. The Company is the successor to various entities that have owned and operated cardiology-related businesses that sold products under the trusted brand names Burdick®, Powerheart®, and Quinton®. Cardiac Science is headquartered in Bothell, WA, and also has operations in Lake Forest, California; Deerfield, Wisconsin; Shanghai, China and Manchester, United Kingdom.
Forward Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future revenue, earnings, earnings per share, cash flow, gross margins, key distribution partnerships and revenue derived from them, litigation related expenses, trial dates, product releases and revenue derived from them, and Adjusted EBITDA. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks are more fully described in the Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed by Cardiac Science Corporation. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
(Tables to Follow)

Company Contact	Investor Contact
Mike Matysik	EVC Group, Inc.
Cardiac Science Corporation	Douglas Sherk/Jenifer Kirtland
Sr. Vice President and CFO	(415) 896-6820
(425) 402-2009

Media Contact
EVC Group, Inc.
Steve DiMattia
(646) 277-8706

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31
	2006		2005
	$	%	$	%
Revenues:
Products	$34,964	89.7%	$31,827	88.6%
Service	4,013	10.3%	4,079	11.4%

Total revenues	38,977	100.0%	35,906	100.0%

Cost of Revenues:
Products	17,756	50.8%	18,286	57.5%
Service	3,038	75.7%	2,683	65.8%

Total cost of revenues	20,794	53.3%	20,969	58.4%

Gross Profit:
Products	17,208	49.2%	13,541	42.5%
Service	975	24.3%	1,396	34.2%

Gross profit	18,183	46.7%	14,937	41.6%

Operating Expenses:
Research and development	3,096	7.9%	3,374	9.4%
Sales	8,843	22.7%	7,860	21.9%
Marketing	1,775	4.6%	1,247	3.5%
General and administrative	5,337	13.7%	6,118	17.0%

Total operating expenses	19,051	48.9%	18,599	51.8%

Operating loss	(868)	-2.2%	(3,662)	-10.2%

Other Income (Expense):
Interest income (expense), net	21	0.1%	(56)	-0.1%
Other income (expense), net	183	0.5%	(635)	-1.8%

Total other income (loss)	204	0.5%	(691)	-1.9%

Loss before income tax benefit and minority interest	(664)	-1.7%	(4,353)	-12.1%
Income tax benefit	614	1.6%	1,819	5.1%

Loss before minority interest in loss of consolidated entity	(50)	-0.1%	(2,534)	-7.0%
Minority interest in loss of consolidated entity	15	0.0%	7	0.0%

Net Loss:	$(35)	-0.1%	$(2,527)	-7.0%

Loss per share — basic	$(0.00)		$(0.11)
Loss per share — diluted	$(0.00)		$(0.11)
Weighted average shares outstanding — basic	22,565,801		22,398,829
Weighted average shares outstanding — diluted	22,565,801		22,398,829

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Twelve Months Ended December 30,
	2006		2005
	$	%	$	%
Revenues:
Products	$138,430	89.1%	$93,460	87.6%
Service	16,999	10.9%	13,190	12.4%

Total revenues	155,429	100.0%	106,650	100.0%

Cost of Revenues:
Products	69,857	50.5%	51,195	54.8%
Service	12,338	72.6%	8,599	65.2%

Total cost of revenues	82,195	52.9%	59,794	56.1%

Gross Profit:
Products	68,573	49.5%	42,265	45.2%
Service	4,661	27.4%	4,591	34.8%

Gross profit	73,234	47.1%	46,856	43.9%

Operating Expenses:
Research and development	11,733	7.5%	9,353	8.7%
Sales	32,888	21.2%	21,438	20.1%
Marketing	7,072	4.5%	3,519	3.3%
General and administrative	22,927	14.8%	15,126	14.2%

Total operating expenses	74,620	48.0%	49,436	46.3%

Operating loss	(1,386)	-0.9%	(2,580)	-2.4%

Other Income (Expense):
Interest income (expense), net	(16)	0.0%	325	0.3%
Other income (expense), net	782	0.5%	(487)	-0.5%

Total other income (expense)	766	0.5%	(162)	-0.2%

Loss before income tax benefit and minority interest	(620)	-0.4%	(2,742)	-2.6%
Income tax benefit	615	0.4%	1,473	1.4%

Loss before minority interest in loss of consolidated entity	(5)	0.0%	(1,269)	-1.2%
Minority interest in loss of consolidated entity	54	0.0%	31	0.0%

Net income (loss)	$49	0.0%	$(1,238)	-1.2%

Income (loss) per share — basic	$0.00		$(0.08)
Income (loss) per share — diluted	$0.00		$(0.08)
Weighted average shares outstanding — basic	22,502,040		14,695,261
Weighted average shares outstanding — diluted	22,555,326		14,695,261

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$10,366	$3,546
Accounts receivable, net	26,971	25,738
Inventories	17,617	22,052
Deferred income taxes	3,902	12,115
Prepaid expenses and other current assets	1,891	2,511

Total current assets	60,747	65,962
Machinery and equipment, net of accumulated depreciation	5,956	7,631
Intangible assets, net of accumulated amortization	31,869	35,338
Goodwill	107,612	111,215
Investment in unconsolidated entities	496	462
Other assets	209	100
Deferred income taxes, net	41,054	27,849

Total assets	$247,943	$248,557

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,761	$11,642
Accrued liabilities	10,188	11,918
Warranty liability	2,532	2,348
Deferred revenue	7,111	7,924

Total current liabilities	31,592	33,832

Other liabilities	679	1,806

Total liabilities	32,271	35,638

Minority interest in consolidated entity	75	128

Shareholders’ Equity	215,597	212,791

Total liabilities and shareholders’ equity	$247,943	$248,557

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	December 31
	2006	2005

Operating Activities:
Net loss	(35)	$(2,527)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,600	1,606
Loss on disposal of machinery and equipment	58	6
Stock-based compensation expense	490	19
Deferred income taxes	(1,066)	(1,856)
Minority interest in consolidated entity	(14)	(7)
Loss on disposal of technology	—	270
Loss in value of investment in unconsolidated entity	—	916

Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	(4,325)	(5,194)
Inventories	2,259	1,638
Prepaid expenses and other current assets	74	(105)
Accounts payable	(615)	(770)
Accrued and other liabilities	1,569	1,846
Warranty liability	(134)	14
Deferred revenue	2	1,752

Net cash flows used in operating activities	(137)	(2,392)

Investing Activities:
Purchases of machinery and equipment, net	(316)	(696)
Payments of acquisition related costs	(135)	(1,588)

Net cash flows used in investing activities	(451)	(2,284)

Financing Activities:
Proceeds from exercise of stock options and employee stock purchase plan	255	135
Proceeds from issuance of stock, net of issuance costs	—	(32)

Net cash flows from financing activities	255	103

Net change in cash and cash equivalents	(333)	(4,573)
Cash and cash equivalents, beginning of period	10,699	8,119

Cash and cash equivalents, end of period	$10,366	$3,546

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Twelve Months Ended
	December 31
	2006	2005

Operating Activities:
Net income (loss)	$49	$(1,238)

Adjustments to reconcile net income (loss) to cash from (used in) operating activities:
Depreciation and amortization	6,261	3,212
Loss on sale of machinery and equipment	58	6
Stock-based compensation expense	2,028	58
Deferred income taxes	(1,299)	(1,565)
Minority interest in consolidated entity	(53)	(31)
Gain on sale of marketable equity securities	—	(15)
Loss on disposal of technology	—	270
Loss in value of investment in unconsolidated entity	—	916

Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	(1,189)	(5,034)
Inventories	2,956	2,334
Prepaid expenses and other current assets	1,408	(118)
Accounts payable	330	(2,742)
Accrued and other liabilities	(1,390)	1,055
Warranty liability	(95)	(208)
Deferred revenue	(465)	2,250

Net cash flows from (used in) operating activities	8,599	(850)

Investing Activities:
Purchases of machinery and equipment, net	(1,249)	(1,187)
Payments of acquisition related costs	(1,665)	(17,491)
Proceeds from collection of note	238	—
Proceeds from sale of marketable equity securities	—	625

Net cash flows used in investing activities	(2,676)	(18,053)

Financing Activities:
Proceeds from exercise of stock options and employee stock purchase plan	897	719
Proceeds from issuance of stock, net of issuance costs	—	(172)

Net cash flows from financing activities	897	547

Net change in cash and cash equivalents	6,820	(18,356)
Cash and cash equivalents, beginning of period	3,546	21,902

Cash and cash equivalents, end of period	$10,366	$3,546

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Non-GAAP Results (unaudited)
(in thousands)

	Reconciliation of Net Loss to Adjusted EBITDA
	Three Months Ended		Three Months Ended
	December 31, 2006		December 31, 2005
		% of revenue		% of revenue

Net loss	$(35)	-0.1%	$(2,527)	-7.0%
Depreciation and amortization	1,600	4.1%	1,606	4.5%
Interest income (expense)	(21)	-0.1%	56	0.2%
Income tax benefit	(614)	-1.6%	(1,819)	-5.1%

EBITDA	930	2.4%	(2,684)	-7.5%

Stock-based compensation expense	490	1.3%	19	0.1%
Pro forma merger related adjustments	—	0.0%	2,544	2.4%

Adjusted EBITDA	$1,420	3.6%	$(121)	-0.3%

	Reconciliation of Net Income (Loss) to Adjusted EBITDA
	Twelve Months Ended		Twelve Months Ended
	December 31, 2006		December 31, 2005
		% of revenue		% of revenue

Net income (loss)	$49	0.0%	$(1,238)	-1.2%
Depreciation and amortization	6,261	4.0%	3,212	3.0%
Interest income (expense)	16	0.0%	(325)	-0.3%
Income tax benefit	(615)	-0.4%	(1,473)	-1.4%

EBITDA	5,711	3.7%	176	0.2%

Stock-based compensation expense	2,028	1.3%	58	0.1%
Pro forma merger related adjustments	419	0.3%	7,149	6.7%

Adjusted EBITDA	$8,158	5.2%	$7,383	6.9%

Additional Supplemental Information:

	Stock-Based Compensation Detail
	Three Months Ended	Twelve Months Ended
	December 31, 2006	December 31, 2006

Cost of revenue	$98	$335
Research and development	71	320
Sales	105	471
Marketing	62	252
General and administrative	154	650

Total stock-based compensation	$490	$2,028

Cardiac Science Corporation and Subsidiaries
Comparison of Current Year Results to Prior Year Pro Forma Combined Results of Quinton and CSI (unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Revenue	38,977	35,906	155,429	141,943
Cost of revenues	20,794	20,969	82,195	78,237

Gross profit	18,183	14,937	73,234	63,706
%	46.7%	41.6%	47.1%	44.9%

Operating costs	19,051	18,599	74,620	83,975
Goodwill impairment	—	—	—	47,269

Operating loss	(868)	(3,662)	(1,386)	(67,538)

Other income (expense)	204	(691)	766	(2,038)

Income (loss) before income tax benefit and minority interest	(664)	(4,353)	(620)	(69,576)

Income tax benefit	614	1,819	615	8,036

Income (loss) before minority interest	(50)	(2,534)	(5)	(61,540)
Minority interest in loss of consolidated entity	15	7	54	31

Net income (loss)	(35)	(2,527)	49	(61,509)

Depreciation and amortization	1,600	1,606	6,261	5,946
Interest (income) expense	(21)	56	16	112
Income tax benefit	(614)	(1,819)	(615)	(8,036)

EBITDA	930	(2,684)	5,711	(63,487)

Stock based compensation	490	19	2,028	58
Goodwill impairment	—	—	—	47,269
Pro forma merger related adjustments	—	2,544	419	7,149

Adjusted EBITDA	1,420	(121)	8,158	(9,011)

%	3.6%	-0.3%	5.2%	-6.3%